UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2010

SCHOOL4CHAUFFEURS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-141406	20-54781962
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

745 Camden Avenue, Suite D Campbell, CA 95008
(Address of principal executive offices)
(408) 828-2250
(Registrant’s Telephone Number)

Copy of all Communications to:

Luis Carrillo

Carrillo Huettel, LLP

501 W. Broadway, Suite 800

San Diego, CA 92101

phone: 619.399.3090

fax: 619.330.1888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SCHOOL4CHAUFFEURS, INC.

From 8-K

Current Report

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 20, 2010, School4Chauffeurs, Inc., a Delaware corporation, (the “Registrant”) filed an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. As a result of the Amended and Restated Certificate of Incorporation, the Registrant has: (i) changed its name to “POWRtec International Corp.;” and, (ii) increased the aggregate number of authorized shares to 305,000,000 shares, consisting of 300,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. A copy of the Amended and Restated Certificate of Incorporation is filed herewith as Exhibit 3.1(a).

Item 8.01 Other Events

In addition to the name change, the Registrant's Board of Directors approved a forward split of the issued and outstanding common shares, whereby every one old share of common stock will be exchanged for 40 new shares of the Registrant's common stock. As a result, the issued and outstanding shares of common stock will increase from approximately 2,500,000 prior to the forward split to 100,000,000 following the forward split. The forward split will be payable as a dividend to shareholders on the date that FINRA approves. The forward split shares shall be payable upon surrender of certificates to the Registrant's transfer agent.

Additionally, the Registrant has requested a new quotation symbol from the Financial Industry Regulatory Authority, Inc. (FINRA) as a result of the name change and forward split. The Registrant's common stock will trade under a new symbol on the Over-the-Counter Bulletin Board once the request has been approved by FINRA.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable

(b)	Pro forma financial information.

Not applicable

(c)	Shell company transactions.

Not applicable

(d)	Exhibits

Exhibit No.	Description of Exhibit
3.1(a)	Amended & Restated Certificate of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL4CHAUFFEURS, INC.

Dated: May 26, 2010	By:	/s/ Grant Jasmin
Grant Jasmin
Chief Executive Officer

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